                                                                Exhibit (b)(1)





      J.P. Morgan Securities Inc.     Merrill Lynch Capital Corporation           SunTrust Bank
       The Chase Manhattan Bank           4 World Financial Center        SunTrust Capital Markets, Inc.
            270 Park Avenue                      North Tower                   303 Peachtree Street
          New York, NY 10017                 New York, NY 10080                 Atlanta, GA 30308



                                                                   July 27, 2001



Tyson Foods, Inc.
2210 W. Oaklawn Dr.
Springdale, AR 72762-6999

Attention of Steven Hankins
                Executive Vice President and Chief Financial Officer

                                Tyson Foods, Inc.
                                -----------------
                 $2,500,000,000 Senior Unsecured Bridge Facility
                 -----------------------------------------------
                                Commitment Letter
                                -----------------

Ladies and Gentlemen:

                  You have advised The Chase Manhattan Bank ("Chase"), J.P. Morgan Securities Inc. ("JPMorgan"), Merrill Lynch Capital Corporation ("MLCC"), SunTrust Bank ("SunTrust") and SunTrust Capital Markets, Inc. ("SunTrust Capital") that Tyson Foods, Inc. (the "Company") intends to acquire IBP, inc. (the "Acquired Company") for an aggregate purchase price, together with the assumption and refinancing of debt, of approximately $4,441,000,000, subject to adjustment based on the market price of the Company's common stock, of which approximately $1,576,100,000 will be the portion of the purchase price paid in cash (the balance of the purchase price to be paid with shares of the Company's common stock) and approximately $1,080,000,000 will be the cash amount required to refinance outstanding debt of the Acquired Company. Such acquisition and the related transactions, including the refinancing of debt of the Acquired Company, are referred to herein as the "Acquisition". Chase, MLCC and SunTrust are sometimes referred to herein as the "Initial Lenders"; JPMorgan, MLCC and SunTrust Capital are sometimes referred to herein as the "Arrangers".

                  In connection with the foregoing, you have further advised the Initial Lenders and the Arrangers that in order to obtain the funds required to complete the Acquisition, to pay related fees and expenses and for general corporate purposes, you will (i) amend, supplement or replace the Company's outstanding senior unsecured credit facility in an aggregate principal amount of $1,000,000,000 (the "Existing Credit Facility" and, as amended, supplemented or replaced, the "New Credit Facility"), (ii) establish a senior unsecured bridge credit facility in an aggregate principal amount of $2,500,000,000 (the "Bridge Facility") and (iii) effect an accounts receivable securitization in an aggregate principal amount of up to $750,000,000 (the "Receivables Facility") or, if the Receivables Facility cannot be established by the date on which shares are to be accepted in the Tender Offer (as defined in the Term Sheet referred to below), establish a senior unsecured bridge credit facility in an aggregate principal amount of $350,000,000 (the "Receivables Bridge Facility"). You have further advised the Initial Lenders and the Arrangers that, in connection with the Acquisition, you intend to issue and sell senior unsecured notes of the Company (the "Senior Notes") in an aggregate principal amount of up to $2,500,000,000 and, upon receipt of the proceeds of the Senior Notes, to apply such proceeds to repay amounts borrowed under and to terminate the Bridge Facility. It is contemplated that the terms of the Bridge Facility will be substantially as set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                  In connection with the Acquisition, (a) Chase is pleased to advise you of its commitment to provide $950,000,000 of the principal amount of the Bridge Facility, (b) MLCC is pleased to advise you of its commitment to provide $950,000,000 of the principal amount of the Bridge Facility, and (c) SunTrust is pleased to advise you of its commitment to provide $600,000,000 of the principal amount of the Bridge Facility, in each case on a several basis and upon the terms and subject to the conditions set forth or referred to in this commitment letter (this "Commitment Letter") and in the Term Sheet. You hereby appoint JPMorgan and MLCC, and JPMorgan and MLCC hereby agree to act, as co-lead arrangers and joint bookrunners (in such capacities, the "Co-Lead Arrangers") for the Bridge Facility. You hereby appoint Chase, and Chase hereby agrees to act, as sole administrative agent for the Bridge Facility. You hereby appoint MLCC, and MLCC hereby agrees to act, as sole syndication agent for the Bridge Facility. You hereby appoint SunTrust, and SunTrust hereby agrees to act, as sole documentation agent for the Bridge Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no person will receive compensation outside the terms contained herein and in the Fee Letter referred to below, in connection with its agreement to participate in the Bridge Facility unless you and we shall so agree.

                  While the Initial Lenders do not currently intend to broadly syndicate the Bridge Facility, it is understood that each of the Initial Lenders intends, prior to or after the execution of definitive documentation for the Bridge Facility, to transfer portions of its commitment (and any outstanding loans) hereunder on a pro rata basis to one or more other financial institutions (the "Initial Syndication"). Furthermore, each of the Initial Lenders reserves the right, prior to or after the execution of definitive documentation for the Bridge Facility, to transfer portions of its commitment (and any outstanding loans) hereunder to one or more additional financial institutions that will become parties to such definitive documentation pursuant to a syndication to be managed by JPMorgan and MLCC in consultation with the Company (the financial institutions that will become parties to such definitive documentation being collectively called the "Lenders"); provided that, unless the Co-Lead Arrangers shall otherwise agree, no syndication of the Bridge Facility, other than the Initial Syndication, shall occur until the New Credit Facility shall have been successfully syndicated (as determined by Chase). Upon the acceptance of commitments from other Lenders, the Initial Lenders will be released ratably from corresponding amounts of their respective commitments with respect to the Bridge Facility. You understand that JPMorgan and MLCC may, subject to the proviso to the second sentence of this paragraph, syndicate the Bridge Facility and, if JPMorgan and

MLCC notify you of their intent to syndicate the Bridge Facility, you agree actively to assist JPMorgan and MLCC in completing a syndication reasonably satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts in connection with the syndication to facilitate contact with, and to encourage participation in the Bridge Facility by, the financial and investment banking institutions with which you have existing relationships,
(b) direct contact between senior management and advisors of the Company, the Acquired Company, their respective subsidiaries and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with JPMorgan and MLCC, of one or more meetings of prospective Lenders.

                  JPMorgan and MLCC, in consultation with the Company, will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, any naming rights, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist JPMorgan and MLCC in their syndication efforts, you agree promptly upon request to prepare and provide to JPMorgan and MLCC all information with respect to the Company, the Acquisition, the Acquired Company and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as they may reasonably request in connection with the arrangement and syndication of the Bridge Facility. It shall be a condition to the Initial Lenders' commitments hereunder and their agreement to perform the services described herein that (a) all information other than the Projections (the "Information") that has been or will be made available to the Initial Lenders by you or the Acquired Company or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and (b) the Projections that have been or will be made available to the Initial Lenders by you or the Acquired Company or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that JPMorgan and MLCC, and the Initial Lenders, in arranging and syndicating the Bridge Facility and in making the commitments hereunder, will be using and relying on the Information and Projections without independent verification thereof.

                  As consideration for the commitments of the Initial Lenders hereunder and JPMorgan's and MLCC's agreement to perform the services described herein, you agree to pay to the Initial Lenders the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

                  Each Initial Lender's commitment and obligation to perform the services to be performed by it hereunder are further subject to (a) there not occurring or becoming known to it any condition or change that has affected or could reasonably be expected to affect materially and adversely the business, assets, liabilities, financial condition or material agreements of the Company, the Acquired Company and their subsidiaries, taken as a whole, (b) there not having occurred a material disruption of or material adverse change in financial, banking or capital (including, without limitation, debt) market conditions that, in its good faith judgment, would reasonably be expected to materially impair any syndication of the Bridge Facility, the Receivables Facility, the Receivables Bridge Facility or the New Credit Facility or the offering and sale of the Senior Notes, (c) its satisfaction that prior to and during any syndication of the Bridge Facility or the New Credit Facility, there shall be no competing offering, placement or arrangement of any debt securities or syndicated bank financing by or on behalf of the Company, the Acquired Company or any of their subsidiaries (other than an offering of the Senior Notes, syndication of the Receivables Facility and/or the Receivables Bridge Facility and the Company's commercial paper program) that would reasonably be expected to affect the syndication in any material respect, (d) the accuracy and completeness in all material respects of the representations of the Company contained herein and the performance by the Company of all its obligations hereunder, (e) the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility mutually satisfactory to the Initial Lenders and the Company, and (f) the other conditions referred to in the Term Sheet. The terms and conditions of the Initial Lenders' commitments hereunder and of the Bridge Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of each of the Initial Lenders and the Company.

                  You agree (a) to indemnify and hold harmless each of the Initial Lenders, the Arrangers, their affiliates and each of their respective officers, directors, employees, advisors and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Bridge Facility, the actual or proposed use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse the Initial Lenders, the Arrangers and each of their affiliates on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, reasonable syndication expenses, if any, reasonable travel expenses and reasonable fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including, without limitation, this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation). No indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems in the absence of gross negligence or wilful misconduct or for any special, indirect, consequential or punitive damages in connection with the Bridge Facility. It is understood that the posting of documents on IntraLinks, in itself, and distribution of documents by email, facsimile or other customary electronic means, in itself, will not be deemed to be gross negligence or wilful misconduct under any circumstances.

                  You acknowledge that the Initial Lenders and the Arrangers may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each of the Initial Lenders and Arrangers agrees that it will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies or furnish any such confidential information to other companies. You also acknowledge that none of the Initial Lenders or Arrangers has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

                  This Commitment Letter and the Initial Lenders' commitments hereunder shall not be assignable by you without the prior written consent of each of the Initial Lenders (and any purported assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of the Initial Lenders. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Any and all obligations of, and services to be provided by, any Initial Lender or Arranger hereunder may be performed, and any and all rights of any Initial Lender or Arranger hereunder may be exercised, by or through their respective affiliates.

                  Any legal action or proceeding arising out of or related to this Commitment Letter may be brought in the courts of the state of New York or of the United States of America for the Southern District of New York, and by execution and delivery of this Commitment Letter, the Company hereby consents, for itself and in respect of its property, to the non-exclusive jurisdiction of the aforesaid courts. The Company hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Company or any document related hereto. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction such parties are or may be subject, by suit upon judgment.

                  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS COMMITMENT LETTER OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS

PROVISION IS A MATERIAL INDUCEMENT FOR THE INITIAL LENDERS AND THE ARRANGERS TO ENTER INTO THIS COMMITMENT LETTER.

                  This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet or the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter and who have been made aware of the disclosure limitations set forth herein or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided that, following your execution and delivery of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter and the Term Sheet and their terms and substance (but not the Fee Letter or its terms or substance).

                  The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders' commitments hereunder; provided that the reimbursement and indemnification provisions contained herein shall be superseded by the corresponding provisions in the definitive financing documentation.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 30, 2001, failing which each of the Initial Lenders' commitments and Arrangers' agreements contained herein will expire at such time. In the event that the execution and delivery of definitive documentation relating to the Bridge Facility does not occur on or before August 31, 2001 (or such later date as may be agreed to by each of the Initial Lenders and you), then this Commitment Letter and the commitments hereunder shall automatically terminate unless each of the Initial Lenders shall in writing agree to an extension.

                  The Initial Lenders and the Arrangers are pleased to have been given the opportunity to assist you in connection with this important financing.

                                            Very truly yours,

                                            J.P. MORGAN SECURITIES INC.

                                            by
                                               /s/ Marian N. Schulman
                                               ------------------------------
                                               Name:  Marian N. Schulman
                                               Title:    Vice President

                                            THE CHASE MANHATTAN BANK,

                                            by
                                               /s/ Marian N. Schulman
                                               ------------------------------
                                               Name:  Marian N. Schulman
                                               Title:    Vice President

                                            MERRILL LYNCH CAPITAL CORPORATION

                                            by
                                               /s/ Christopher K. Stout
                                               ------------------------------
                                               Name:  Christopher K. Stout
                                               Title:     Vice President

                                            SUNTRUST BANK

                                            by
                                               /s/ Gregory L. Cannon
                                               ------------------------------
                                               Name:  Gregory L. Cannon
                                               Title:    Director

                                            SUNTRUST CAPITAL MARKETS, INC.

                                            by
                                                 /s/ Stephen A. McKenna
                                               ------------------------------
                                               Name:  Stephen A. McKenna
                                               Title:    Managing Director

                                                         Senior Risk Officer

Accepted and agreed to as of the date first written above by:

TYSON FOODS, INC.

by
  /s/ Steve Hankins
  ----------------------------
Name:  Steve Hankins
Title:    Chief Financial Officer

                                                                      EXHIBIT A

                                TYSON FOODS, INC.


                 $2,500,000,000 Senior Unsecured Bridge Facility
                 -----------------------------------------------
                    Summary of Principal Terms and Conditions
                    -----------------------------------------


BORROWER:                           Tyson Foods, Inc., a Delaware corporation (the "Company" or the
--------                            "Borrower").

CO-LEAD ARRANGERS/ JOINT            J.P. Morgan Securities Inc. ("JPMorgan") and Merrill Lynch Capital
-------------------------
BOOKRUNNERS:                        Corporation ("MLCC" and, collectively with JPMorgan, the "Co-Lead
-----------                         Arrangers").


ADMINISTRATIVE AGENT:               The Chase Manhattan Bank ("Chase" or the "Administrative Agent").
---------------------

SYNDICATION AGENT:                  MLCC.
-----------------

DOCUMENTATION AGENT:                SunTrust Bank ("SunTrust" and collectively with Chase and MLCC, the
-------------------                 "Agents").


ACQUISITION:                        The Company intends to acquire IBP, inc
-----------                         (the "Acquired Company") for an aggregate
                                    purchase price, together with assumption of debt, of approximately $4,441,000,000, subject to adjustment based on the market price of the Company's common stock, of which approximately $1,576,100,000 will be the portion of the purchase price paid in cash (the balance of the purchase price to be paid with shares of the Company's common stock) and approximately $1,080,000,000 will be the cash amount required to refinance outstanding debt of the Acquired Company.
                                    Such acquisition and the related
                                    transactions, including the refinancing of debt of the Acquired Company, are referred to herein as the "Acquisition". In connection with the Acquisition, the Company intends to (i) amend, supplement or replace the Company's outstanding senior unsecured credit facility in an aggregate principal amount of $1,000,000,000 (the "Existing
                                    Credit Facility" and, as amended,
                                    supplemented or replaced, the "New Credit
                                    Facility"), (ii) establish a senior
                                    unsecured bridge credit facility in an
                                    aggregate principal amount of $2,500,000,000
                                    (the "Bridge Facility") and (iii) effect an accounts receivable securitization in an aggregate principal amount of up to $750,000,000 (the "Receivables Facility") or, if the Receivables Facility cannot be established by the date on which shares are to be accepted in the Tender Offer (as defined below), establish a senior unsecured bridge credit facility in an aggregate principal amount of
                                    $350,000,000 (the "Receivables Bridge
                                    Facility"). In addition, in connection with the Acquisition, the Company intends to issue and sell senior unsecured notes of the Company (the "Senior Notes") in an aggregate principal amount of up to $2,500,000,000 and, upon receipt of the proceeds of the Senior Notes, to apply such proceeds to repay amounts borrowed under and to terminate the Bridge Facility.


FACILITY:                           A 180-day senior unsecured bridge credit
--------                            facility in an aggregate
                                    principal amount of $2,500,000,000 (the
                                    "Bridge Facility").

AVAILABILITY:                       Up to the full amount of the commitments
------------                        under the Bridge Facility may be borrowed,
                                    repaid and reborrowed subject only to the satisfaction of applicable conditions to borrowing.

PURPOSE:                            The Bridge Facility will be used to finance
--------                            the acquisition of the Acquired Company, to
                                    refinance existing debt of the Acquired
                                    Company, to pay related fees and expenses and for general corporate purposes, either directly or by providing liquidity in connection with the Company's commercial paper program.



COMMITMENT TERMINATION AND          The commitments will expire and outstanding
---------------------------         loans will mature on the date that is 180
MATURITY:                           days after the date of the execution of
--------                             definitive  documentation for the Bridge
                                    Facility (the "Closing Date").






MANDATORY COMMITMENT                Commitments under the Bridge Facility
--------------------                will be reduced, and loans will be prepaid,
REDUCTIONS:                         in an amount equal to (i) the net cash
-----------                         proceeds of the sale of the Senior Notes,
                                    (ii) a pro rata portion (based on the
                                    aggregate commitments and outstanding loans under the Receivables Bridge Facility and the Bridge Facility) of the net cash proceeds of the sale of debt or equity, other than the Senior Notes, by the Company,
                                    (iii) the amount of any increase in the
                                    aggregate commitments available to the
                                    Company under the New Credit Facility and
                                    (iv) the amount of the aggregate commitments in excess of $500,000,000 available to the Company under the Receivables Facility.


GUARANTEE:                          The obligations under the Bridge Facility
---------                           will be unconditionally guaranteed by the
                                    Acquired Company and its subsidiaries that
                                    are obligors on or guarantors of IBP
                                    indebtedness (the "Guarantee");
                                    provided, however, that in
                                    --------  -------
                                    the event and after the Company and/or the Acquired Company terminate(s) the Agreement and Plan of Merger between the Acquired
                                    Company, the Company and Lasso Acquisition
                                    Corporation dated as of January 1, 2001, as modified by the Stipulation and Order in respect of the parties dated June 27, 2001
                                    (the "Merger Agreement"), in accordance with its terms as in effect on the date hereof, the Guarantee will be limited to an amount equal to the pro rata portion (based on the aggregate outstanding loans under the Bridge
                                    Facility, the Receivables Bridge Facility and the New Credit Facility) of $1,250,000,000 (or such higher amount as shall equal the indebtedness of IBP refinanced in connection with the
                                    Acquisition) represented by the outstanding loans under the Bridge Facility. The Company will agree that payments in respect of the Guarantee will reduce the indebtedness of the Acquired Company to the Company on a dollar for dollar basis.


FEES AND INTEREST RATES:            If (a) the Company's senior, unsecured,
-----------------------            non-credit enhanced long-term debt shall be
                                    rated at least BBB by Standard & Poor's
                                    Ratings Group ("S&P") and at least Baa2 by Moody's Investors Services, Inc. ("Moody's") and (b) the Company's commercial paper shall be rated at least A2 by S&P and at least P2 by Moody's, and none of the minimum ratings referred to in this paragraph shall be under review for possible downgrade and the Company shall not have been placed on credit watch with negative implications by either such rating agency, fees and interest rates will be as provided in Annex I hereto.

                                    If the preceding paragraph shall not be
                                    applicable but the Company's senior,
                                    unsecured, non-credit enhanced long-term debt shall be rated at least BBB- by S&P and at least Baa3 by Moody's and neither of the ratings referred to in this paragraph shall be under review for possible downgrade and the Company shall not have been placed on credit watch with negative implications by either such rating agency, fees and interest rates will be as provided in Annex II hereto.



CONDITIONS PRECEDENT TO             The effectiveness of the Bridge Facility
------------------------            will be conditioned upon satisfaction of
EFFECTIVENESS:                      customary closing conditions, including,
-------------                       without limitation, execution and delivery
                                    of definitive financing documentation with respect to the Bridge Facility and the Guarantee satisfactory to the Lenders;
                                    delivery of satisfactory evidence of
                                    authority; legal opinions; payment of fees and expenses; delivery of the latest available audited and interim financial statements for each of the Company and the Acquired Company (in each case as filed with its most recent Form 10-K Report) and pro forma financial information; and the conditions set forth below:

                                    The tender offer provided for in the Merger
                                    Agreement (the "Tender Offer") shall have been completed in accordance with applicable law and the terms of the Merger Agreement (in the form heretofore delivered or otherwise acceptable to the Initial Lenders) and the other documentation related to the Acquisition previously approved by the Initial Lenders, without modification or waiver of any material term or condition thereof not approved by the Administrative Agent, and the assets and liabilities of the Acquired Company shall be consistent with the pro forma financial information and information on sources and uses of funds heretofore delivered to the Initial Lenders.

                                    After giving effect to the completion of the Tender Offer and the other transactions contemplated in connection therewith, the Company and its subsidiaries (including the Acquired Company and its subsidiaries) shall have outstanding no indebtedness other than
                                    (a) the Company's commercial paper program,
                                    (b) the Senior Notes (in the event that the Senior Notes are issued and sold prior to the Closing Date), (c) indebtedness under or permitted by the Existing Credit Facility or the New Credit Facility, (d) any indebtedness under the Receivables Facility or the Receivables Bridge Facility and (e) approximately $625,000,000 of indebtedness of the Acquired Company existing on the date hereof that will not be repaid in connection with the Acquisition; provided that the terms of such indebtedness will not be violated by the transactions contemplated hereby or prohibit the Acquired Company or its subsidiaries from guaranteeing indebtedness of the Company or paying dividends to the Company (or such terms as may be violated or shall contain such prohibitions shall have been amended or waived in a manner satisfactory in all respects to the Initial Lenders).

                                    All requisite governmental authorities and third parties shall have approved or consented to the Acquisition to the extent such approvals or consents are required under applicable laws or agreements or otherwise, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Acquisition or the other transactions contemplated hereby. There shall be no litigation or administrative action that could reasonably be expected to have a material adverse effect on the business, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, including the Acquired Company, taken as a whole.

                                    Any amendment, waiver or other modification of any debt instruments of the Company or the Acquired Company required in connection with the Acquisition, the Bridge Facility, the Receivables Facility or the transactions contemplated hereby shall have become effective and shall be satisfactory in all respects to the Initial Lenders. To the extent that the issuance and sale of the Senior Notes has occurred, the commitments shall have been reduced to the extent provided above. The existing domestic bank credit facility of the Acquired Company (the "IBP Facility") shall have been terminated.

                                    The Receivables Facility (or the Receivables
                                    Bridge Facility) shall have become effective and the terms thereof shall be satisfactory to the Initial Lenders. The Existing Credit Facility shall be in effect and the terms thereof shall not be violated by the transactions contemplated hereby. The Company shall have entered into a commitment letter for the New Credit Facility on terms satisfactory to Chase MLCC and Merrill Lynch Bank USA.

                                    Prior to the satisfaction of the conditions relating to the Acquisition, the commitments may, at the request of the Company, become effective to the extent required to permit the issuance of commercial paper supported by the Bridge Facility. The proceeds of commercial paper issued prior to the satisfaction of such conditions will be deposited with the Administrative Agent and will be available solely (i) to repay such commercial paper as it matures, (ii) on and after the effectiveness of the Guarantee, to repay amounts outstanding under the IBP Facility, and (iii) on and after the satisfaction of the remaining conditions, for any purpose contemplated under "Purpose" above.


DOCUMENTATION:                      A credit agreement (the "Credit Agreement")
-------------                       consistent with this Summary of Terms and
                                    Conditions and containing representations and warranties, affirmative covenants, negative covenants and events of default, including provisions to ensure compliance with applicable Federal Reserve margin regulations and those specified below, as the Initial Lenders may deem appropriate for facilities of this type in light of the ratings of the Company's senior, unsecured, non-credit enhanced long-term debt by
                                    Moody's and S&P. In the event that the terms of the New Credit Facility are more restrictive that those set forth in the Credit

                                    Agreement, the terms of the Credit Agreement shall be deemed amended to incorporate such more restrictive terms.

AFFIRMATIVE COVENANTS:              To include, but not limited to, the
---------------------               following: compliance with laws;
                                    use of proceeds; payment of obligations;
                                    insurance; preservation of corporate
                                    existence, rights and franchises; access;
                                    keeping of books; maintenance of properties;
                                    financial statements; reporting
                                    requirements; notices regarding ERISA;
                                    employee plans; environmental compliance and notices; and also including:

                                    The Company will agree to use its best
                                    efforts to complete the Acquisition and
                                    consummate the Merger as soon as practicable and will agree not to amend or waive without the approval of the Administrative Agent any material term or condition of the Merger Agreement or any other documentation related to the Acquisition previously delivered to the Initial Lenders.

                                    The Company shall no later than October 1, 2001 use its best efforts to (a) issue and sell pursuant to a private offering $2,500,000,000 of debt securities, or such lesser amount as shall be required to repay the Bridge Facility in full, or (b) file with the Securities and Exchange Commission a shelf registration statement pursuant to Rule 415 of the Securities Act or other registration statement on Form S-3 in respect of $2,500,000,000 of debt securities and complete as promptly as practicable a registered offering of $2,500,000,000 of debt securities or such lesser amount as shall be required to repay the Bridge Facility in full.


NEGATIVE COVENANTS:                 To include, but not limited to, the
------------------                  following: limitation on liens;
                                    limitation on indebtedness including
                                    priority debt; lease obligations; restricted payments; mergers, consolidations and sales of all or substantially all assets;
                                    investments in other persons; asset sales;
                                    change in nature of business; capital
                                    structure; transactions with affiliates, etc.; accounting changes; margin regulations; compliance with ERISA; and speculative transactions.


FINANCIAL COVENANTS: (A)            A maximum ratio of Indebtedness for
-------------------                 Borrowed Money (to be defined and to include
                                    in any event the Receivables Facility and the Receivables Bridge Facility) to EBITDA
                                    (to be defined initially as twelve months pro forma combined EBITDA of the Company and the Acquired Company and their consolidated subsidiaries, with carveouts for certain nonrecurring expenses and charges to be agreed) of 5.25 to 1.00.

                     (B) A minimum ratio of EBITDA to interest expense of 2.50 to 1.00 for each four-fiscal-quarter period.

EXPENSES AND INDEMNIFICATION:       All reasonable out-of-pocket expenses of
                                    the Initial Lenders and the Arrangers
                                    associated with (i) any syndication of the Bridge Facility and (ii) the preparation, execution, delivery, administration and enforcement of the definitive credit documentation therefor (including fees, charges and disbursements of counsel for the Administrative Agent) are to be paid by the Company.

                                    The Company will indemnify the Initial
                                    Lenders, the Arrangers and the Lenders and hold them harmless from and against all costs, expenses (including without limitation fees, charges and disbursements of counsel) and liabilities resulting from any litigation or other proceedings or otherwise related to or arising out of the transactions contemplated hereby, except to the extent such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the wilful misconduct or gross negligence of such indemnified person.

VOTING:                             Amendments and waivers of the definitive
------                              credit documentation will require the
                                    approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees and (iii) extensions of final maturity.

GOVERNING LAW:                      New York.
-------------


COUNSEL FOR ADMINISTRATIVE          Cravath, Swaine & Moore.
---------------------------
AGENT:

                                                                         ANNEX I

FACILITY FEES:                      Facility Fees of 0.125% per annum will
-------------                       accrue and be payable to the Lenders on the
                                    aggregate amount of the Bridge Facility
                                    (whether drawn or undrawn), commencing on the Closing Date. Facility Fees will be payable in arrears at the end of each calendar quarter and at maturity or upon the earlier termination of the commitments.

UTILIZATION FEES:                   Utilization Fees will accrue and be payable
----------------                    to the Lenders on the amount of their
                                    outstanding loans at a rate of 0.25% per annum for each day on which such loans are greater than 25% of the aggregate commitments under the Bridge Facility.
                                    Utilization Fees will be payable in arrears at the end of each calendar quarter and upon termination of the commitments under the Bridge Facility.

                                    All fees will be calculated on the basis of a 360-day year and actual days elapsed.

INTEREST RATES:                     Interest will be payable on the Loans at the
--------------                      following rates per annum:


                                    (a)      In the case of Eurodollar loans,
                                             Adjusted LIBOR plus a spread of
                                             0.875% per annum, increasing to
                                             1.125% per annum in the event that
                                             any commitment or loan remains
                                             outstanding under the Bridge
                                             Facility following the 120th day
                                             after the Closing Date.

                                    (b)      In the case of ABR loans, the
                                             Alternate Base Rate plus, in the
                                             event that any commitment or loan
                                             remains outstanding under the
                                             Bridge Facility following the 120th
                                             day after the Closing Date, a
                                             spread of 0.125% per annum.

                                    The default rate will be the applicable rate plus 2%.

                                    As used herein, (a) Adjusted LIBOR means the London interbank offered rate, as set forth on the applicable Telerate screen at the time of determination, adjusted for statutory reserves, and (b) Alternate Base Rate, or ABR, means the higher of (i) Chase's Prime Rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%. Federal Funds Effective Rate means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

                                                                       ANNEX II

FACILITY FEES:                      Facility Fees of 0.150% per annum will
                                    accrue and be payable to the Lenders on the aggregate amount of the Bridge Facility
                                    (whether drawn or undrawn), commencing on the Closing Date. Facility Fees will be payable in arrears at the end of each calendar quarter and at maturity or upon the earlier termination of the commitments.


UTILIZATION FEES:                   Utilization Fees will accrue and be payable
----------------                    to the Lenders on the amount of their
                                    outstanding loans at a rate of 0.25% per annum for each day on which such loans are greater than 25% of the aggregate commitments under the Bridge Facility.
                                    Utilization Fees will be payable in arrears at the end of each calendar quarter and upon termination of the commitments under the Bridge Facility.

                                    All fees will be calculated on the basis of a 360-day year and actual days elapsed.

INTEREST RATES:                     Interest will be payable on the Loans at the
--------------                      following rates per  annum:


                                    (a)      In the case of Eurodollar loans,
                                             Adjusted LIBOR plus a spread of
                                             1.10% per annum, increasing to
                                             1.35% per annum in the event that
                                             any commitment or loan remains
                                             outstanding under the Bridge
                                             Facility following the 120th day
                                             after the Closing Date.

                                    (b)      In the case of ABR loans, the
                                             Alternate Base Rate plus a spread
                                             of 0.10% per annum, increasing to
                                             0.35% per annum in the event that
                                             any commitment or loan remains
                                             outstanding under the Bridge
                                             Facility following the 120th day
                                             after the Closing Date.

                                    The default rate will be the applicable rate plus 2%.

                                    As used herein, (a) Adjusted LIBOR means the London interbank offered rate, as set forth on the applicable Telerate screen at the time of determination, adjusted for statutory reserves, and (b) Alternate Base Rate, or ABR, means the higher of (i) Chase's Prime Rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%. Federal Funds Effective Rate means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.